UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2007

247MGI, INC.
(Exact name of registrant as specified in its charter)

Florida	0-30011	65-0309540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 N. Federal Highway, Suite D-6, Ft. Lauderdale, FL	33304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 208-8101

Total Identity Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

Effective February 14, 2007, we entered into a new Employment Agreement with Matthew P. Dwyer, our Chief Executive Officer and Chairman of the Board, upon the expiration of the term of his previous employment agreement. The new employment agreement, which is for a term expiring on December 31, 2012, provides for the payment of a fixed salary to Mr. Dwyer of:

• $200,000 for the year ending December 31, 2007,
• $250,000 for the year ending December 31, 2008,
• $300,000 for the year ending December 31, 2009,
• $350,000 for the year ending December 31, 2010,
• $400,000 for the year ending December 31, 2011, and
• $450,000 for the year ending December 31, 2012.

The agreement also grants Mr. Dwyer, as additional compensation, options to purchase an aggregate of 12 million shares of our common stock at an exercise price of $0.07 per share, vesting at the rate of 500,000 options on the first day of each calendar quarter beginning January 1, 2007. The options may be exercised for a period of five years from the date the options vest. The number of shares subject to the options and the exercise price of the options will be proportionately adjusted to give effect to any forward or reverse stock split, recapitalization or similar corporate event completed by our company.

Mr. Dwyer is also entitled to:

•	cash or stock bonuses and/or other incentives as may be determined from time to time by the Board of Directors,
•	six weeks paid vacation during the first 12 months of the term of the agreement and one additional week per year for the remaining term of the agreement,
•	reimbursement for cellular phone expenses and other reasonable out of pocket expenses,
•	a car allowance not to exceed $1,500 per month, and
•	other benefits made available to all of our employees as a group.

The employment agreement with Mr. Dwyer may be terminated by us for cause (as set forth in the agreement), or upon his death or disability. If we terminate the agreement for cause, he is entitled to his fixed salary through the date of termination and all unexercised and/or unvested options immediately terminate. If we terminate the agreement upon his disability (as defined in the agreement), we will continue to pay 50% of his fixed salary, as well as his other compensation, for the balance of the term of the agreement and all unvested options will immediately vest and become exercisable by Mr. Dwyer or his personal representative for a period of six months from the date of disability. In the event of Mr. Dwyer's death, we are required to pay all compensation accrued up to the date of death, pay his fixed salary through the balance of the term of the agreement and all unvested options immediately vest and his estate has the right to exercise any unexercised options for a period of six months from the date of death.

If a "change of control" occurs during the term of the employment agreement Mr. Dwyer may terminate the agreement for "good reason," as described in the agreement, in which event he is entitled to receive a payment equal to 2.99 times his average compensation (including bonuses) during the three years preceding the date of termination. For the purposes of the employment agreement, a "change of control" will be deemed to have occurred on the first day on which Mr. Dwyer is no longer a member of our Board of Directors.

The agreement also contains customary provisions protecting the confidentiality of our proprietary information and provides that Mr. Dwyer may not compete with us during the term of the agreement and for two years thereafter.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.  Description

10.26 Employment Agreement effective January 1, 2007 between 247MGI, Inc. and Matthew P. Dwyer *

* filed herewith, compensatory agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 20, 2006	247MGI, Inc.

By: /s/ Matthew P. Dwyer
Matthew P. Dwyer, President and Chief Executive officer